Exhibit 10.2

UNSECURED PROMISSORY NOTE

Principal Amount: $10,000,000.00

Issue Date: September 1, 2019

Execution Date: September 6, 2019

FOR VALUE RECEIVED, STEPSTONE ATLANTIC FUND,  L.P., a Delaware limited partnership (the “Maker”), with principal offices at Level 43, Governor Phillip Tower, One Farrer Place, Sydney NSW 2000, hereby promises to pay in lawful money of the United States to GREEN PLAINS INC, an Iowa corporation or its permitted registered assigns (the “Registered Holder”), the principal amount set forth above (the “Principal Amount”). The Principal Amount shall not accrue interest; provided, however, that interest shall accrue upon an Event of Default as further provided in this Note.

This Note is entered into by the Maker in connection with that certain Securities Purchase Agreement by and among the Registered Holder, Green Plains Cattle Company, LLC, TGAM Agribusiness Fund Holdings-B LP and the Maker, dated as of the Issue Date (such agreement, as amended from time to time thereafter, the “Purchase Agreement”).

The following is a statement of the rights of the Registered Holder and the conditions to which this Note is subject, and to which the Registered Holder hereof, by the acceptance of this Note, agrees:

1.	DEFINITIONS. The following definitions shall apply for all purposes of this Note:

“Default Interest Rate” has the meaning set forth in Section 3.2 below.

“Event of Default” has the meaning set forth in Section 3.1 below.

“Execution Date” means September 6, 2019.

“Forum” has the meaning set forth in Section 6.2 below.

“Issue Date” means September 1, 2019.

“Maker” has the meaning set forth in the introductory paragraphs of this Note.

“Maturity Date” means September 20, 2019.

“Note” means this Unsecured Promissory Note (and all Unsecured Promissory Notes issued in exchange, transfer or replacement hereof).

“Parties” means the Registered Holder and the Maker collectively and “Party” shall mean the Registered Holder and the Maker individually.

“Principal Amount” means the amount set forth in the introductory paragraphs of this Note.

“Purchase Agreement” has the meaning set forth in the introductory paragraphs of this Note.

“Registered Holder” has the meaning set forth in the introductory paragraphs of this Note.

2.	PAYMENT.
2.1 Maturity Date. The Principal Amount shall be due and payable by the Maker on the Maturity Date.
2.2 Prepayment. The Maker may, at any time, prepay in whole or in part the unpaid Principal Amount without the prior written consent of the Registered Holder.
3.	DEFAULT.
3.1 Event of Default. An “Event of Default” will be deemed to have occurred upon any of the following events:

(a) the Maker’s failure to pay to the Registered Holder the unpaid Principal Amount when and as due under this Note, which failure to pay is not cured within five (5)  calendar days after receipt of written notice by the Registered Holder;

(b) a receiver is appointed for any material part of the Maker’s property, the Maker makes a general assignment for the benefit of creditors, the Maker voluntarily initiates an action under the U.S. Bankruptcy Code as a debtor, or the Maker is involuntarily made the subject (as a debtor or alleged debtor) of an action under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts, which involuntary action is not terminated or otherwise disposed of without a judgment against the Maker within sixty (60) days of its initiation;

(c) the Maker breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement or this Note, and such breach has a material adverse effect on the Registered Holder, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least five (5) calendar days after notice thereof; or

(d) the acceleration of the Maker’s obligation to repay any indebtedness owed to any bank or financial institution or the Maker’s default in the observance or performance of any covenant, condition or provision of any agreement entered into in connection with any indebtedness owed to any bank or similar financial institution.

3.2 Default Interest. From and after the occurrence of an Event of Default, the unpaid Principal Amount and all accrued but unpaid default interest hereunder shall bear simple interest at a rate equal to fifteen percent (15%) per annum (the “Default Interest Rate”) until the unpaid Principal Amount and all accrued but unpaid default interest shall have been paid in full. Notwithstanding anything to the contrary herein, in no event may the Registered Holder require the payment of or permit the collection of interest in excess of the maximum amount permitted by law, and in the event that the Default Interest Rate hereunder in effect would exceed the maximum amount permitted by law, the effective Default Interest Rate shall be automatically reduced to the maximum lawful rate.

3.3 Acceleration. Upon the occurrence of any Event of Default, the Registered Holder may, at the Registered Holder’s sole option, declare all or any portion of the unpaid Principal Amount due and payable in full; provided, that in the event of an Event of Default under Section 3.1(b) above, all unpaid Principal Amount and all other sums payable hereunder shall become and be immediately due and payable in full without any action on the part of the Registered Holder.

4.

WAIVERS. No failure or delay on the part of the Registered Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. To the extent permitted by law, the Maker and all endorsers of this Note hereby waive demand, notice, presentment, protest, notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

5.

PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Registered Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, or (b) there occurs any bankruptcy, reorganization, receivership of the Maker or other proceedings affecting the Registered Holder’s creditors’ rights and involving a claim under this Note, then the Maker shall pay the reasonable costs incurred by the Registered Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

6.1 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. This Note is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code (6 Del. C. Section 2708).

6.2 Forum. The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes between the Parties arising out of or related to this Note or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The Parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes arising out of or related to this Note or the transactions contemplated hereby. The Parties further agree that no Party shall bring suit with respect to any disputes arising out of or related to this Note hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of a judgment in any other jurisdiction. The Parties further agree, to the extent permitted by law, that a final and non-appealable judgment against a Party in any legal proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

6.3 Submission to Jurisdiction. To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Note and (ii) submits to the personal jurisdiction of each court described in Section 6.2.

6.4 Waiver of Jury Trial. THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ALL DISPUTES AMONG PARTIES ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.

NOTICES. All notices, communications and deliveries under this Note will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Note pursuant to which it is given or being made, and will be delivered personally or sent by registered or certified mail (return receipt requested) or by reputable national courier (with evidence of delivery and postage and other fees prepaid) to the address set forth on the Party’s signature page to the Purchase Agreement or to such other representative or at such other address of a recipient as such Party may furnish to the other Parties in writing. Should the contact person of any Party set forth above change, such Party shall have an obligation to promptly inform the other Parties of such change.

8.	AMENDMENTS. This Note may not be amended or modified except by a written agreement signed by the Maker and the Registered Holder.
9.

SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Unsecured Promissory Note to be executed and delivered as of the date first written above.

BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender	BANK OF THE WEST, as Swingline Lender and Lender
MAKER:

STEPSTONE ATLANTIC FUND, L.P.

By: StepStone Atlantic (GP), L.P., its general partner
By: StepStone Atlantic Holdings (GP), LLC, its general partner

		By:	/s/ Kirsty McGuire
		Name:	Kirsty McGuire
		Title:	Deputy General Counsel

ACKNOWLEDGED AND AGREED:

REGISTERED HOLDER:

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO UNSECURED PROMISSORY NOTE]